Exhibit 10.2

EQUITY COMPENSATION AGREEMENT

EQUITY COMPENSATION AGREEMENT (this "Agreement"), dated October 15, 2019 but effective as of the 26th day of July, 2019 (the “Grant Date”), between BIONlK LABORATORIES CORP., a corporation incorporated under the laws of the state of Delaware (hereinafter referred to as the "Issuer”), and Eric Dusseux (hereinafter referred to as the "Recipient"; the Issuer and the Recipient sometimes being hereinafter referred to as the ”Parties").

WHEREAS, the Recipient is the CEO and a Director of the Company; and

WHEREAS, the Issuer desires to supplement the compensation of the Recipient in connection with being the CEO and Director of the Company through certain equity grants to be made by Issuer, to be issued under the terms of this Agreement.

NOW, THEREFORE, THIS AGREEMENT witnesses that the Parties have agreed to the terms and conditions of the equity compensation to be provided by the Issuer to the Recipient, as set forth below:

1.                  Grant of Initial Stock Option. The Company hereby grants stock options with an exercise price per share equal to $3.59, the fair market value of the underlying shares determined on the Grant Date) (the " Options"), representing the right to acquire 115,759 shares of the common stock of the Issuer as soon as practicable following the effective date of this Agreement. The Options shall terminate on the seven-year anniversary of the Grant Date and vest and become exercisable as follows: (i) 19,293 shares on each of September 1, 2019, September 1, 2020 and September 1, 2021; and (ii) 19,293 shares on September 1, 2019, 19,293 shares on September 1, 2020, and 19,294 shares on September 1, 2021 based on the Recipient’s achievement of annual performance goals to be established by the Compensation Committee of the Board of Directors of the Issuer in consultation with the Recipient.

The extent to which each separate tranche becomes vested shall be determined by reference to the Recipients annual performance as measured by reference to the performance targets set for that performance period. In the event a specific tranche is not fully vested, that tranche shall not be forfeited, but shall remain outstanding , and may become vested as a result of the Recipients future performance at an above target level or as a result of accelerated vesting on the occurrence of any other event that triggers accelerated vesting under this Agreement.

2.                   Accelerated Vesting. Notwithstanding anything herein to the contrary, the Option, including any portion that is subject to vesting based on the period of the Recipient' s service and any portion that is subject to vesting on the basis of performance, shall be fully vested on the occurrence of any of the following conditions:

(a)                A Change in Control (as defined in the 2014 Equity Incentive Plan, as amended); provided, however, that a Change in Control shall also include a transaction affecting Bionik Laboratories Inc., a Canada corporation and indirect subsidiary of the Issuer (“Bionik Canada”), that would constitute a Change in Control by applying that definition as though Bionik Canada were the Issuer);

(b)               Termination of the Recipient’s Employment Agreement (the “Employment Agreement”) or any other similar change that would constitute or be tantamount to a separation from service (as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), other than where such termination is by the Issuer for Cause (as defined in the Employment Agreement) or where such termination is by reason of the Recipient's voluntary resignation other than for Good Reason'' (as defined in the Employment Agreement).

3.	Miscellaneous Provisions.

(a)                 Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b)                Assignment. This Agreement shall be personal as to the Recipient and shall not be assignable by the Recipient subject to the terms herein. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Recipient, and the successors and permitted assigns of the Issuer.

(c)                Entire Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. There are no other written or verbal representations, warranties, terms, conditions, unde1takings or collateral agreements, express, implied or statutory between the parties.

(d)                Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(e)                Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

(f)                  Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

(g)                Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, electronic delivery or by registered mail addressed to the Parties as follows:

Leslie Markow - CFO

Bionik Laboratories Inc.

483 Bay Street, Office Nl05

Toronto, Ontario MSG 2C9

Telephone: (416) 640-7887 x 508

Email: lm@bioniklabs.com

and

Eric Dusseux

c/o Bionik Laboratories Inc.

483 Bay St N105, Toronto, ON Canada M5G 2C9

or such other address, individual or telecopy number, or by email as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

(h)                Jurisdiction. This Agreement shall be governed by and construed m accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

(i)                 Securities Regulatory. Authority Requirement. The Issuer and the Recipient acknowledge that this Agreement shall be subject to compliance with any applicable rules, regulations and policies of any stock exchange or exchanges on which any securities of the Issuer may from time to time be listed and any other securities authority having jurisdiction.

(j)                 Time of the Essence. Time shall be of the essence in this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the date first written above.

BIONIK LABORATORIES CORP

By:
Name:
Title:

ERIC DUSSEUX